Filed Pursuant to Rule 424 (b)(3) and (c)
                                                           File Number 333-46633

                    PROSPECTUS SUPPLEMENT DATED JULY 15, 1998

                                       to

                         Prospectus Dated June 16, 1998

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Issuable Upon Conversion thereof

                                       and

                         204,139 Shares of Common Stock

         This Prospectus Supplement supplements the Prospectus dated June 16, 1998 (the "Prospectus") of America Online, Inc. (the "Company") relating to (i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of the Company, held by certain selling securityholders described in the Prospectus (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes (the "Conversion Shares") together with (ii) 204,139 shares of Common Stock unrelated to the Notes (the "Resale Stock") held by certain selling securityholders described in the Prospectus (the "Stock Selling Securityholders," and together with the Note Selling Securityholders, the "Selling Securityholders"). The Notes were issued and sold on November 17, 1997 to the Initial Purchasers and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SECURITYHOLDERS

Note Selling Securityholders

         The table of Selling Securityholders in the Prospectus is hereby amended to include the following Note Selling Securityholders:

                                                                  Common Stock
                                             Principal Amount     Issuable Upon
Selling Holder                                of Notes Owned       Conversion
--------------                                --------------       ----------
Blue Ridge Investment LLC                 $     12,000,000         229,912.80
BT Alex. Brown                                  11,900,000         227,996.86
Deutsche Bank Securities Inc.                    2,335,000          44,737.20
Lehman Brothers                                  6,430,000         123,194.94
Smith Barney Inc.                                1,480,000          28,355.91
NationsBanc Montgomery Securities LLC              745,000          14,273.75